EXHIBIT 10.97

THIRD AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS THIRD AMENDMENT (the “Amendment”), effective as of November 1, 2019, is made by and between The Connecticut Water Company, a Connecticut corporation having its principal place of business in Clinton, Connecticut (“Company”), Connecticut Water Service, Inc., a Connecticut corporation and holder of all of the outstanding capital stock of Company (“Parent”), and Kristen A. Johnson, a resident of Broad Brook, Connecticut (“Employee”).
WITNESSETH:
WHEREAS, Employee, Company and Parent entered into an amended and restated Employment Agreement in December 2008 (the “Agreement”); and
WHEREAS, Employee, Company and Parent entered into a First Amendment to the Agreement on March 8, 2013 and a Second Amendment to the Agreement on April 1, 2014 (collectively, the “Prior Amendments”); and
WHEREAS, SJW Group (“SJW”) acquired Parent pursuant to that certain Second Amended and Restated Agreement and Plan of Merger, dated as of August 5, 2018, by and among SJW, Hydro Sub, Inc. and Parent (the “Merger”); and
WHEREAS, Company wishes to continue to employ Employee and Employee wishes to continue in employment, following the Merger, upon the terms set forth in the Agreement, as amended by the Prior Amendments and this Amendment;
NOW, THEREFORE, Company, Parent and Employee agree as follows:
1.The definition of “Cause” in subparagraph (a) of Paragraph 1 of the Agreement entitled “Definitions” is hereby replaced with the following:
(a)    “Cause” shall mean (as reasonably determined by the Board of Directors of Parent in its good faith discretion) Employee’s serious, willful misconduct in respect of Employee’s duties under this Agreement, including conviction for a felony or perpetration by Employee of a common law fraud upon any member of the Group, which has resulted or is likely to result in material economic damage to any member of the Group, as determined by a vote of at least seventy-five percent (75%) of all of the directors (excluding Employee) of the Board of Directors of Parent.
2.    The definition of “Good Reason” in subparagraph (e) of Paragraph 1 of the Agreement entitled “Definitions” is hereby replaced with the following:
(e)    “Good Reason” shall mean the occurrence of any action, after the Amendment Date (as defined below), which (x) removes or changes Employee’s title or reduces Employee’s job responsibilities or Base Salary; (y) results in a significant worsening of Employee’s work conditions; or (z) moves Employee’s place of employment to a location that

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increases Employee’s commute by more than thirty (30) miles over the length of Employee’s commute from Employee’s place of principal residence at the time the move is requested. In order to constitute Good Reason, (i) Employee must provide written notice identifying the event constituting Good Reason to Parent within sixty (60) days after the event constituting Good Reason, (ii) Parent shall have a period of sixty (60) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in Employee’s notice of termination, and (iii) if Parent does not correct the act or failure to act, Employee’s employment shall terminate for Good Reason on the first business day following Parent’s sixty (60)-day cure period.
3.    Paragraph 1 of the Agreement entitled “Definitions” is hereby amended to add a new subsection (g) to read as follows:
(g)    “Group” shall mean Parent, its direct and indirect subsidiaries and parents, and their direct and indirect subsidiaries.
4.    Paragraph 3 of the Agreement entitled “Duties of Employment” is hereby replaced with the following:
3.    Duties of Employment.
(a)    Effective as of November 1, 2019 (the “Amendment Date”), Employee shall serve as the Chief Administrative Officer of SJW Group (“SJW”) and Senior Vice President, Administration of Parent and all its subsidiaries. Employee shall report to the President, Chief Executive Officer of SJW. Employee understands and agrees that Employee’s principal place of employment shall be in Company’s principal offices and that Employee will be required to travel for business in the course of performing her duties.
(b)    During the Term, Employee will serve Company faithfully, diligently and competently and will devote full-time to Employee’s employment and will hold, in addition to the offices held on the Amendment Date, such other offices of any member of the Group to which Employee may be elected, appointed or assigned by the Board of Directors of SJW or Parent from time to time and will discharge such Employee duties in connection therewith. Nothing in this Agreement shall preclude Employee, with the prior approval of the Board of Directors of Parent, from devoting reasonable periods of time required for (i) serving as a director or member of a committee of any organization involving no conflict of interest with any member of the Group, or (ii) engaging in charitable, religious and community activities, provided, that such directorships, memberships or activities do not materially interfere with the performance of Employee’s duties hereunder.
5.    Paragraph 4 of the Agreement entitled “Compensation” is hereby replaced with the following:
4.    Compensation. During the Term, Company shall pay to Employee as compensation for the services to be rendered by Employee hereunder the following:

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(a)    Base Salary. Commencing as of the Amendment Date, Company shall pay Employee a base salary (“Base Salary”) at the annual rate of $375,000. Such compensation shall be payable in accordance with the normal payroll practices of Company. Commencing with the 2021 calendar year, Employee shall receive an annual increase in base salary in connection with an annual performance review, of not less than the percentage increase in the cost-of-living since Employee’s last pay adjustment, as measured by the Consumer Price Index-All Urban Consumers of the U.S. Bureau of Labor Statistics.
(b)    Annual Bonus. Employee shall be eligible to receive an annual bonus (“Annual Bonus”) for each calendar year during the Term, commencing with the 2020 calendar year, based on the attainment of individual and corporate performance goals and targets established by the Board of Directors of Parent and the Executive Compensation Committee of the Board of Directors of SJW (the “ECC”). The target amount of Employee’s Annual Bonus for 2020 shall be 35% of Employee’s Base Salary (the “Target Annual Bonus”), with the actual Annual Bonus for 2020 based on the level of achievement of the applicable performance goals for 2020, as determined by the Board of Directors of Parent and the ECC. Any Annual Bonus shall be paid after the end of the calendar year to which it relates, at the same time and under the same terms and conditions as the bonuses for other executive officers of SJW (other than the SJW Chief Executive Officer); provided that in no event shall Employee’s Annual Bonus be paid later than two and a half months after the last day of the fiscal year to which the Annual Bonus relates. The Annual Bonus shall be subject to the terms of the annual bonus plan or program that is applicable to other executive officers of SJW (other than the SJW Chief Executive Officer), including requirements as to continued employment, subject to the provisions of Paragraph 7 below.
(c)    Equity Compensation. Contingent on Employee’s continued employment through the grant date, for the 2020 calendar year, Employee shall be eligible to receive an award of restricted stock units (“RSUs”) with a target value equal to $250,000, covering a number of shares of SJW common stock determined by dividing $250,000 by the Share Price (as defined below) on the date of grant, rounded to the nearest whole number (the “2020 Award”). The 2020 Award shall be granted at the same time as annual equity awards for 2020 are granted to executive officers of SJW (other than the SJW Chief Executive Officer). The 2020 Award shall be granted in the form of a time-based RSU award that vests based on Employee’s continued service with Company over a specified service period (the “Time-Based RSU Award”) and/or a performance-based RSU award that vests based on the achievement of performance goals (as measured over the applicable performance period specified for the award) as determined by the ECC, subject to Employee’s continued employment with Company through the respective vesting dates (the “Performance-Based RSU Award”). The allocation between a Time-Based RSU Award and Performance-Based RSU Award shall be determined by the ECC consistent with the allocation for 2020 for other executive officers of SJW (other than the SJW Chief Executive Officer). The terms of the Time-Based RSU Award and Performance-Based RSU Award, including the applicable performance goals, shall be as set forth in the SJW Long-Term Incentive Plan, as may be amended, and the applicable form Restricted Stock Unit Issuance Agreement provided by SJW for 2020, with such form consistent with the form used for other executive officers of SJW for 2020 (other than the SJW Chief Executive Officer). Dividend

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equivalent rights will not accrue with respect to the 2020 Award. “Share Price” shall mean the closing price per share of SJW common stock at the close of regular hours trading on the New York Stock Exchange on the relevant date.
6.    Paragraph 5 of the Agreement entitled “Benefits” is hereby replaced with the following:
5.    Benefits. During the Term, Employee shall be entitled to the following benefits:
(a)    Retirement and Welfare Benefit Plans. During the Term, Employee shall be eligible to participate in Company’s retirement, savings, health, welfare and fringe benefit plans and programs applicable to executive officers of Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, and group life), pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude Company, or any member of the Group, from terminating or amending any employee benefit plan or program from time to time after the Effective Date.
(b)    Expenses. During the Term, Employee shall be entitled to reimbursement for all reasonable business expenses incurred by Employee in the performance of her duties hereunder in accordance with such policies and procedures as Company may adopt generally from time to time.
(c)    Vacation. During the Term, Employee shall be entitled to paid vacation in accordance with the plans and programs of Company, as in effect from time to time.
7.    Subparagraph (c) of Paragraph 6 of the Agreement entitled “End of Term and Notice of Termination” is hereby amended to add the following subsection (iii) after subsection (ii):
(iii) notwithstanding anything to the contrary in Paragraph 6(b) or this Paragraph 6(c), if Employee’s employment is terminated by Employee for Good Reason, the date of termination shall be the first business day following Parent’s sixty (60)-day cure period as set forth in Paragraph 1(e).
8.    Subparagraph (e)(vi) of Paragraph 7 of the Agreement entitled “Payment Upon Termination” is hereby replaced with the following:
(vi)    Employee shall vest in full in all Parent incentive awards assumed by SJW in connection with the Merger that remain unvested on the date of such termination, which shall be payable in accordance with the terms and conditions (including any deferral election) set forth in the applicable plan document and award agreement.
9.    Paragraph 8 of the Agreement entitled “Confidential Information” is hereby replaced with the following:
8.    Confidential Information.

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(a)    Employee reaffirms and agrees to observe and abide by any and all existing contractual terms regarding protection of Company’s confidential or proprietary information, specifically including any provisions therein regarding nondisclosure of Company’s trade secrets and confidential and proprietary information, regardless of whether the underlying agreement containing said terms is otherwise superseded by this Agreement. Employee understands that in the course of Employee’s further employment by Company, Employee will continue to receive or have access to Confidential Information concerning the business or purposes of the members of the Group, and which the Group desires to protect. Employee understands that for purposes of this Agreement, “Confidential Information” means any Company and/or Group proprietary information, technical data, trade secrets or know-how, including, but not be limited to, customer lists and information, employee lists, including, if known, confidential personnel information and data of the members of the Group, as well as research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information. Notwithstanding the generality of the foregoing, Confidential Information does not include information that has become publicly known and made generally available through no wrongful act of Employee or others. Employee agrees that Employee will not, at any time, reveal to anyone outside of any member of the Group or use for Employee’s own benefit any such information without specific written authorization by Company. Employee further agrees not to use any such Confidential Information or trade secrets in competing with any member of the Group at any time.
(b)    Nothing in this Agreement shall prohibit or restrict Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Employee does not need the prior authorization of Company to engage in such communications, respond to such inquiries, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. Employee is not required to notify Company that Employee has engaged in such communications with the Regulators. If Employee is required by law to disclose Confidential Information, other than to Regulators as described above, Employee shall give prompt written notice to Company so as to permit Company to protect its interests in confidentiality to the extent possible. Federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

EXHIBIT 10.97

10.    Paragraph 9 of the Agreement entitled “Covenants by Employee Not to Compete With the Group” is hereby replaced with the following:
9.    Covenants by Employee Not to Compete With the Group.
(a)    During the Term and for a period of two (2) years after the termination of Employee’s employment with Company for any reason, in order to further protect the Confidential Information and other good will of Company and Group, Employee covenants and agrees that Employee will not:
(i)    directly or indirectly, in any manner or under any circumstances or conditions, whatsoever be or become interested, as an individual, partner, principal, agent, clerk, employee, stockholder, officer, director, trustee, or in any other capacity whatsoever, except as a nominal owner of stock of a public corporation, in any other business which, at the date of Employee’s termination, is a Competitor (as defined herein), either directly or indirectly, with any member of the Group, or engage or participate in, directly or indirectly (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender or in any other manner or capacity), or lend Employee’s name (or any part or variant thereof) to, any business which, at the date of Employee’s termination, is a Competitor, either directly or indirectly, with any member of the Group, or as a result of Employee’s engagement or participation would become, a Competitor, either directly or indirectly, with any aspect of the business of any member of the Group as it exists at the time of Employee’s termination; or
(ii)    solicit any officer, director, employee or agent of any member of the Group or any subsidiary or affiliate of any member of the Group to become an officer, director, employee or agent of Employee, Employee’s respective affiliates or anyone else.
For the purposes of this Agreement, a Competitor is any business which is similar to the business of any member of the Group or in any way in competition with the business of any member of the Group within any of the then-existing water utility service areas of Company.
Ownership, in the aggregate, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a violation of the foregoing provision.
(b)    Employee hereby acknowledges that the nature of Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor to Company, it would be difficult for Employee not to rely on or use Confidential Information, or otherwise jeopardize the good will of Company, and further acknowledges that Employee’s services are unique and extraordinary, and are not readily replaceable. Accordingly, Employee hereby expressly agrees that Company or any other member of the Group, in enforcing the covenants contained in Paragraphs 8 and 9 herein, in addition to any other remedies provided for herein or otherwise available at law, shall be entitled in any court of equity having jurisdiction to an injunction restraining Employee in the event of a

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breach, actual or threatened, of the agreements and covenants contained in these Paragraphs, without the requirement of posting any associated bond, and that Company or Group shall be entitled to recoup from Employee any reasonable attorneys’ fees or costs incurred in enforcing these provisions.
(c)    The parties hereto believe that the restrictive covenants of these Paragraphs are reasonable, and Employee expressly recognizes that the scope of these provisions are necessary to protect Company’s and Group’s legitimate business interests, including but not limited to protection of the Confidential Information and good will of Company and Group. Notwithstanding, if at any time it shall be determined by any court of competent jurisdiction that these Paragraphs or any portion of them as written, are unenforceable because the restrictions are unreasonable, the parties hereto agree that such portions as shall have been determined to be unreasonably restrictive shall thereupon be deemed so amended as to make such restrictions reasonable in the determination of such court, and the said covenants, as so modified, shall be enforceable between the parties to the same extent as if such amendments had been made prior to the date of any alleged breach of said covenants.
11.    Good Reason Waiver. By signing below, Employee acknowledges that Employee’s change in employment terms in connection with the Merger, and as specified in this Amendment, do not constitute Good Reason and do not entitle Employee to severance benefits solely with respect to such changes.
12.    Paragraph 20 of the Agreement entitled “Deferred Compensation” is hereby replaced with the following:
20.    Deferred Compensation.
(a)    This Agreement is intended to comply with section 409A of the Code and its corresponding regulations (“Section 409A”), or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable.
(b)    With respect to payments that are subject to Section 409A, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Employee, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Employee’s execution of a release of claims, directly or indirectly, result in Employee’s designating the fiscal year of payment of any amounts of deferred compensation subject to Section 409A, and if a payment that is subject to execution of a release of claims could be made in more than one taxable year, payment shall be made in the later taxable year.

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(c)    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.
13.    Withholding. All payments under this Amendment and the Agreement shall be made subject to applicable tax withholding, and Company shall withhold from any payments under this Amendment and the Agreement all federal, state and local taxes as Company is required to withhold pursuant to any law or governmental rule or regulation. Employee shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received by Employee under this Amendment and the Agreement.
14.    Effect of Amendment. Except as hereinabove modified and amended, the Agreement shall remain in full force and effect. This Amendment may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

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EXHIBIT 10.97

IN WITNESS WHEREOF, Company and Parent have caused this Amendment to be executed by an authorized officer, and Employee has hereunto set Employee’s hand, to be effective as of November 1, 2019.

THE CONNECTICUT WATER COMPANY

November 12, 2019	By	/s/ Eric W. Thornburg
Date

CONNECTICUT WATER SERVICE, INC.

November 12, 2019	By	/s/ Eric W. Thornburg
Date

EMPLOYEE

11.1.19		/s/ Kristen A. Johnson
Date		Kristen A. Johnson